ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, entered into this 28th day of April, 2000, by and among Glamourette Fashion Mills, Inc. ("Glamourette"); San Francisco Knitworks, Inc. ("Knitworks"); Hampshire Designers, Inc. ("Hampshire Designers"), all three having been organized under the general corporation laws of Delaware and having their principal executive offices at 215 Commerce Boulevard, Anderson, South Carolina 29625 (hereinafter referred to jointly as "Seller"); Glamourette/OG, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico with its principal executive offices at 40 Road 165, Guaynabo, Puerto Rico 00968 (hereinafter referred to as "Glamourette/OG" or "Purchaser"); and Olympic Mills Corporation, a Delaware corporation with its principal executive offices at 40 Road 165, Guaynabo, Puerto Rico 00968 (hereinafter referred to as "Olympic Mills").

                               W I T N E S S E T H

     WHEREAS, Seller is dedicated to designing, marketing and distributing branded and private label sweaters and, jointly with its subsidiaries, operates five sweater factories under the names Glamourette Fashion Mills (Puerto Rico), the largest factory, Natalie Knitting Mills (Virginia), San Francisco Knitworks (California), Winona Knitting Mills (Minnesota) and Sueteres Gari (Aguascalientes, Mexico);

     WHEREAS, Seller is in the process of closing its sweater factory located in Quebradillas, Puerto Rico and will sell the machinery and equipment and inventories at that facility;

     WHEREAS, Seller has a market for acrylic and cotton sweaters of the type manufactured in the Quebradillas facility and is willing to continue sourcing sweaters from that factory;

     WHEREAS, Purchaser is willing to buy the machinery and equipment and inventories of Seller located at its facility in Quebradillas, Puerto Rico, as well as the machinery and equipment and inventories of Seller located at the other above-mentioned factories;

     WHEREAS, Purchaser is willing to operate a sweater manufacturing business in Puerto Rico, including the manufacture of sweaters that Seller previously manufactured;

     WHEREAS, Purchaser is willing to consolidate all the sweater manufacturing operations of Seller at the location in Quebradillas, Puerto Rico, and in order to substantially reduce costs and remain competitive in the market, possibly branch out with its manufacturing operations to the Dominican Republic;

     WHEREAS, Seller is interested in minimizing the hardships that may be caused by the unemployment of its work force in Quebradillas, Puerto Rico; and

     WHEREAS, Purchaser is interested in acquiring trained and skilled workers in the manufacture of sweaters and other apparel.

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     NOW, THEREFORE, in consideration of the promises, representations, warranties, and mutual agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

I.       DEFINITIONS

     A. "Assumed Contracts" shall mean collectively the Purchase Orders, Sales Orders and other Contracts related to the operations of the Facilities.

     B. "Closing" shall have the meaning set forth in Paragraph IV hereof.

     C. "Closing Date" shall mean the date on which this Agreement is executed and delivered by the parties hereto.

     D. "Employees" shall mean the employees of Glamourette per the employment roles as of the Purchase Date, identified on Exhibit 11 hereto.

     E. "Facility(ies)" shall mean the manufacturing facilities operated by Seller under the names Glamourette Fashion Mills, Natalie Knitting Mills, San Francisco Knitworks, Winona Knitting Mills and Sueteres Gari, as more specifically identified on Exhibit 1 hereto.

     F. "Inventories" shall mean the Seller's total inventory of finished Products, including production samples; work-in-process Products; trimmings and findings; raw material and chemicals relating to the manufacture of Products; fuel oil; needles; and manufacturing supplies, including packaging and other supplies on hand at the Facilities on the Purchase Date. (See Exhibit 3 to be completed after compilation of the physical inventory.)

     G. "Machinery and Equipment" shall mean all of the machinery and equipment used by the Seller in the manufacture of Products at the Facilities, excluding leasehold improvements, which shall become the property of the lessor of each individual Facility, as specifically identified on Exhibit 2, annexed hereto and made a part hereof. Notwithstanding the above, Machinery and Equipment of Glamourette shall include furniture and fixtures of that Facility.

     H. "Other Contracts" shall mean those service contracts and other similar agreements as specifically identified on Exhibit 7, to the extent that any such contracts remains executory after the Possession Date.

     I. "Pledge Agreement" shall mean the Pledge Agreement between Olympic Mills and Seller substantially in the form set forth as Exhibit 19 hereto.

     J. "Products" shall mean women's, men's and children's sweaters and apparel.

     K. "Purchase Date" shall have the following meaning:

          1. for all Machinery and Equipment, 12:01 A.M. Eastern Standard Time on the Closing Date of this Agreement, at which time title to the Machinery and Equipment shall be transferred to Purchaser;

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          2. for Inventories, 12:01 A.M. local time on the applicable Possession
     Date (as defined below); and

          3. for Assumed Contracts, 12:01 a.m. Eastern Standard Time on the Closing Date, at which time the Assumed Contracts shall be assigned to Purchaser by operation of this Agreement.

     L. "Possession Date" shall mean 12:01 a.m. local time on the date Purchaser takes possession and control of Machinery and Equipment and Inventories of each Facility in accordance with the following schedule (for each facility, the "Possession Date"):

          1. Glamourette: on or about May 1, 2000, but in any event not later than June 30, 2000;

          2. Natalie: on or about August 2000, but in any event not later than September 30,2000;

          3. Winona and Gari: on or about November 2000, but in any event not later than December 31, 2000; and

          4. Knitworks: on or about February 2001, but in any event not later than March 31, 2001.

          Purchaser shall give written notice to Seller thirty (30) days in advance of the Possession Date for Machinery and Equipment and the Purchase Date for Inventories, and Seller shall deliver written acknowledgement of said date.

     M. "Purchase Orders" shall mean Seller's open purchase orders to purchase raw materials, supplies or services listed on Exhibit 5, annexed hereto and made a part hereof, copies of which have been delivered to the Purchaser, which Purchase Orders shall have been placed by Seller after September 1, 1999 and before the Closing Date, except as otherwise set forth in Paragraph VI.F., hereof.

     N. "Promissory Note" shall have the meaning set forth in Paragraph III.A.3.(b) hereof.

     O. "Purchased Property" shall mean the Machinery and Equipment, Inventories and Assumed Contracts transferred to Purchaser pursuant to Paragraph III.A.1., III.A.7., III.B. and III.D. hereof.

     P. "Quebradillas Leases" shall mean the lease dated the 9th day of September 1992 and the lease dated the 27th day of June, 1999 between Glamourette Fashion Mills, Inc. and Puerto Rican Industrial Development Corporation ("PRIDCO") for the manufacturing facilities located in Quebradillas, Puerto Rico, copies of which are annexed hereto as Exhibit 13 A and B, and have been delivered to Purchaser at least five (5) days prior to Closing.

     Q. "Sales Orders" shall mean Seller's open sales orders to supply Products listed on Exhibit 6, annexed hereto and made a part hereof, copies of which have been delivered to the Purchaser.

     R. "Security Agreement" shall mean the Security Agreement between Purchaser and Seller substantially in the form set forth as Exhibit 18 hereto.

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     S. "Standard Cost(s)" shall be based on conversion costs at direct labor and overhead rates stated on the Year 2000 budget as submitted by Seller as set forth on Exhibit 4, annexed hereto and made a part hereof.

II.      COMMON STOCK OF GLAMOURETTE/OG

     Glamourette/OG is authorized to issue Four Hundred (400) shares of Common Stock, par value Ten Thousand Dollars ($10,000) per share. Such Common Stock shall be owned Three Hundred Ninety Six (396) shares by Olympic Mills and Four
(4) shares by Hampshire Designers. Olympic Mills and Hampshire Designers shall proportionally capitalize Glamourette/OG with Four Million Dollars ($4,000,000) with Hampshire Designers' payment of Forty Thousand Dollars ($40,000) being paid by an equal amount reduction of the principal balance of the Promissory Note as indicated in Paragraph III.A.3.(c) hereof.

     A. Olympic Mills shall have the right to acquire Hampshire Designers' interest in Glamourette/OG at any time for book value, after the Promissory Note has been paid in full. Hampshire Designers shall have the right to "Put" its investment in Glamourette/OG to Olympic Mills at book value at any time by written notification to Olympic Mills to which Olympic Mills shall have thirty
(30) days to respond.

     B. After Closing and pursuant to Section VI. of this Agreement, Glamourette/OG shall take possession and control of the Purchased Property and shall be the sweater operating company.

III.      SALE AND PURCHASE OF THE PURCHASED PROPERTY

     A. Purchaser shall acquire the Purchased Property and other rights, title and interest of the Seller in the Purchased Property pursuant to this Agreement, upon the terms and conditions set forth in this Agreement:

          1. Seller hereby sells, conveys, assigns and transfers with effect as of the date hereof, all of Seller's rights and title to and interest in,
     (i) the Machinery and Equipment listed in Exhibit 2 and (ii) the Assumed Contracts, and Purchaser acquires and accepts from Seller such Machinery and Equipment, "as is, where is" and the Assumed Contracts, for the total purchase price (the "Purchase Price") of Twelve Million Dollars ($12,000,000), allocated to respective items in accordance with Paragraph III.A.2. below.

          2. Purchaser and Seller hereby agree that the allocation of the Purchase Price for Machinery and Equipment located at each Facility shall be as follows: Gross Imputed Net Facility Price Interest Price (a) Glamourette $ 5,000,000 ($638,125) $4,361,875 (b) Natalie 3,000,000
     (382,875) 2,617,125 (c) Knitworks 1,000,000 (127,625) 872,375 (d)
     Winona/Gari 3,000,000 (382,875) 2,617,125 Total $12,000,000 ($1,531,500)
     $10,468,500

          3. Purchaser shall pay the Purchase Price for the Machinery and Equipment at Closing by delivery of the following:
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               (a) Four Million Dollars ($4,000,000) by bank check;

               (b) Promissory Note for Eight Million Dollars ($8,000,000), including interest, and shall be due in full on the fifth anniversary of this Agreement if not accelerated or paid sooner as herein provided, a copy of which is attached hereto as Exhibit 8 hereto; and

               (c) Stock certificate representing four (4) shares of Glamourette/OG Common Stock, $10,000 par value (a specimen copy which is attached hereto as Exhibit 9), endorsed fully paid and non-assessable, having been paid in full by an immediate setoff of Forty Thousand Dollars ($40,000) against the principal balance of the Promissory Note.

          4. The Promissory Note may be repaid in part or in whole (i) in cash,
     (ii) by a deduction from the payment by Seller to Purchaser of Sixty Seven Cents ($0.67) per sweater sold to Seller and delivered by Purchaser, (iii) in accordance with Paragraph III.A.4.(a) of this Agreement, (iv) in accordance with the Promissory Note and/or (v) as otherwise agreed to by the parties.

               (a) Seller agrees to credit the Promissory Note annually in an amount equal to Sixty Seven Cents ($0.67) per sweater unit that Seller is obligated to purchase under Paragraph V.A. of this Agreement and for which Seller has failed to place firm orders.

               (b) Purchaser agrees that in the event that Seller is no longer obligated to purchase sweater units in accordance with Section V. hereof, Purchaser will pay the balance of the Promissory Note then outstanding by bank check within thirty (30) days after all applicable cure periods have expired.

               (c) The parties agree that all payments on the Promissory Note shall be made at the executive offices of Hampshire Designers, Inc., 215 Commerce Boulevard, Anderson, SC 29625.

          5. Until paid in full, the Promissory Note shall be secured by:

               (a) a lien on the Machinery and Equipment transferred pursuant hereto, with such security interest being subordinated in the amount of four million dollars ($4,000,000) in favor of the Olympic Mills Corporation, or its assignee, or the principal lender of Glamourette/OG; and

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               (b) a pledge of a number of shares of Common Stock of
          Glamourette/OG, that will be calculated according to the following formulas:

         Percentage Pledged =
               (outstanding balance of the Promissory Note/7,960,000) x 100 Number of Shares pledged = Percentage Pledged x 396 / 100

     Any time that the Purchaser reduces the outstanding balance of the Promissory Note, the Seller will release whatever shares are necessary to comply with the above formula. Notwithstanding the above, shares shall be released in increments of Five (5) shares after the proportionate payment has been made on the Promissory Note, but Seller shall not be required to make such releases more frequently than three (3) times each calendar quarter unless the release would include the total shares of any one certificate held by Seller at that time.

     6. For so long as a balance is outstanding on the Promissory Note, Purchaser shall provide to Seller within thirty (30) days after the end of the fiscal quarter, unaudited financial statements of Purchaser for the period then ended and for the year-to-date. Further, for so long as a balance is outstanding on the Promissory Note, Purchaser shall provide to Seller within one hundred twenty (120) days after the last day of the fiscal year, a copy of the financial statements of Purchaser, certified by an independent certified accountant prepared in accordance with generally accepted accounting principles consistently applied.

     7. On the Purchase Date, as defined herein, Purchaser will purchase existing Inventories of Glamourette, located in Quebradillas, Puerto Rico.

               (a) The quantities of Inventories shall be determined by a physical count performed by representatives of Purchaser and Seller within Five (5) days of the Purchase Date and such quantities of Products shall be priced at the Standard Cost set forth on the cost sheets prepared for the Year 2000, at the average stage of completion for such Products. The quantities of raw materials, trimmings and findings and supplies shall be priced at the lower of invoice cost or market. (b) Purchaser shall pay by bank check delivered on the Purchase Date of the Inventories, an amount equal to Fifty Percent (50%) of the estimated value of the Inventories, as agreed by representatives of Purchaser and Seller, as a deposit against the purchase price of the Inventories of Glamourette. The difference shall be paid by deduction from the price for sweater units sold and delivered to Seller by Purchaser (after the deduction of Sixty Seven Cents ($0.67) from such price per sweater unit in accordance with Paragraph V hereof). In the event that Purchaser fails to ship to Seller during a period of ninety (90) days commencing with the Inventory Possession Date, a quantity of sweater units with transfer cost (after deduction of the Sixty Seven Cents ($0.67) per unit) greater than the remaining balance due on the purchase price of the Inventory, Purchaser shall pay to Seller by bank check the remainder of the purchase price of the Inventory within thirty (30) days.

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     B. Purchaser will purchase the Inventories at the Winona, Natalie and
Knitworks Facilities on the date that Purchaser takes possession and control of the Machinery and Equipment and Inventories located at each respective Facility, and under the same terms and conditions as the purchase of the Inventory at Glamourette (Fifty Percent (50%) on the Purchase Date and the balance to be deducted from invoices due to Purchaser of Products sold and delivered to Seller after deduction of the Sixty-Seven Cents ($0.67) per sweater to be applied as payment on the Promissory Note).

     C. Seller will be responsible for any property tax or excise tax that may have been assessed upon the Purchased Property on or before the date of this Agreement.

     D. On the Possession Date, Seller shall assign and transfer to Purchaser and Purchaser shall acquire, all of Seller's right, title and interest in and to the Assumed Contracts and all other warranties and other contractual rights as to third parties held by or in favor of Seller with respect to the Purchased Property. To the extent that the assignment of any Assumed Contract shall require the consent of any other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment, without consent, would constitute a breach thereof. Seller will use its commercially reasonable efforts to obtain the consent of the other parties to such contracts for the assignment thereof to Purchaser. If such consent is not obtained in respect of any such Assumed Contract, Seller will cooperate with Purchaser in any reasonable arrangement requested by Purchaser to provide for Purchaser the benefits under any such Assumed Contract, including enforcement, at the cost of and for the benefit of Purchaser, of any and all rights of Seller against the other party thereto with respect to such Assumed Contract.

IV.      CLOSING

     The closing under this Agreement (the "Closing") shall take place at 10:00 AM Eastern Standard time at the principal executive offices of Hampshire Designers on April ___, 2000, or at such other place and time as may be mutually agreed upon in writing by Purchaser and Seller.

V.             PRODUCT PURCHASE/SUPPLY AGREEMENT

     For each of the five (5) years following the execution of this Agreement:

     A. Subject to the terms and conditions hereof, Seller agrees to purchase from Glamourette/OG a minimum of Two Million, Four Hundred Thousand (2,400,000) sweater units per year with a minimum number of Twelve Million (12,000,000) sweater units to be purchased over the Five (5) year term.

     B. The price per unit during the first twelve months of the Agreement shall be the Seller's Standard Cost per unit as per the 2000 cost sheets calculated for Glamourette at the Two Million (2,000,000) unit production level attached to
Exhibit 4 hereof, and the price per unit for the remainder of the term of this Agreement shall be the Standard Cost set forth above adjusted for any change in minimum wages as established by the government and any change in the cost of raw material.

     C. During the term of the Agreement, the Two Million, Four Hundred Thousand (2,400,000) minimum annual sweater units to be purchased by the Seller must include Six Hundred Fifty Thousand (650,000) sweater units purchased at the Standard Cost of Natalie, Winona or Knitworks.

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     D. Purchaser agrees that in the event Purchaser does not deliver the sweater units requested by Seller, and the sweater units requested by Seller can be manufactured on the Machinery and Equipment of Purchaser, and the quantities so requested by Seller are within the quantities set forth in the quarterly budget delivered to Purchaser pursuant to Paragraph V.N. below, the quantity of sweater units so requested by Seller and not delivered by Purchaser shall be credited to Seller's minimum purchase requirement. Notwithstanding the above, crediting Seller's minimum purchase requirement shall not preclude Seller from exercising other remedies for non-performance by Purchaser as set forth in this Agreement.

     E. Purchaser with the assistance of Seller, will make every effort to reduce the Standard Cost in order to remain price competitive; provided, however that such Standard Costs will be adjusted to reflect any increase in the minimum wage or change in raw material costs.

     F. Purchaser agrees to manufacture, sell and deliver to Seller sweaters manufactured with existing equipment and present technology at the price and terms set forth herein, and at the quality levels and design and delivery dates consistent with existing levels as agreed to by Seller and Purchaser. Purchaser shall send pre-production samples of each of the different styles to Seller for Seller's approval, with the understanding that once approved by Seller, said samples shall be adopted as the production standard.

     G. Purchaser shall have the right of first refusal to manufacture any existing or new styles of sweaters for Seller, provided that Seller shall not be required to purchase any sweaters of new styles from Purchaser at prices greater than that which Seller may obtain elsewhere. Upon written request by Seller, Purchaser shall deliver to Seller (i) price quotes within one (1) week of such request; and (ii) product samples within two (2) weeks of such request. In the event Purchaser fails to deliver the required price quote and the product samples in accordance with the above schedule, Purchaser shall be deemed to have forfeited its right of first refusal to manufacture the products.

     H. In order to reduce the Standard Cost, Purchaser may, at a future date, transfer the labor intensive operations, including cutting, sewing, and finishing, to a manufacturing facility in the Dominican Republic in an orderly manner.

     I. Purchaser will proceed to establish a research and development facility in conjunction with the manufacturing facility at the location in Quebradillas, Puerto Rico, to test yarns, to design and develop new machinery, and to improve existing equipment for knitting and sewing.

     J. Purchaser is committed with the Economic Development Administration of Puerto Rico, and guarantees Seller, that it will offer comparable employment with comparable benefits to a minimum of Ninety Five Percent (95%) of the Employees of Glamourette released by Seller on the Possession Date of the Glamourette Facility.

     K. Seller shall indemnify and hold harmless Purchaser for any claim filed by existing or former Employees of Seller, other than claims regarding severance which is covered in Paragraph V.L. below, that pertain to the period in which Seller operated the Facilities. Notwithstanding the above, Purchaser will cooperate with Seller to handle any such claims.

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     L. Seller shall indemnify and hold harmless Purchaser for any claims for severance payment filed by any former Employees of Seller who was terminated prior to April 6, 2000 (the announcement date). A reserve of Two Hundred Thousand Dollars ($200,000) shall be established by Seller, in the form of an agreed upon setoff against the Promissory Note for a period of Six (6) months, to cover claims regarding severance of employees because of the closing of the Quebradillas Facility. Purchaser shall indemnify Seller for any and all claims filed during the term of this Agreement that pertain to or arise out of Purchaser's operation at the Quebradillas Facility.

     M. During the term of this Agreement, Purchaser agrees not to compete directly with Seller in offering the same or substantially similar products that Seller sells to its customers, with the exception of Olympic Mills Corporation and Walmart Stores. A list of current customers of Seller is set forth on
Exhibit 10, annexed hereto and made a part hereof. Purchaser acknowledges that Seller would not have an adequate remedy at law and would be irreparably harmed if Purchaser fails to abide by this term. Accordingly, Seller shall be entitled to temporary injunctive relief to prevent breaches of this term and to specifically enforce this term, in addition to any other remedy to which it may be entitled. Notwithstanding the above, Seller acknowledges that Purchaser may sell the same or very similar products (i) to customers of Seller located in the Commonwealth of Puerto Rico other than J C Penney and Sears and (ii) to other customers who in turn may be competitors of Seller so long as the product being sold is not with Seller's design or style, and that Purchaser shall in no way be liable to Seller for such third-party competition. Purchaser may sell to the customers of Seller other products from Purchaser's other factories not in direct competition with Seller.

     N. On a quarterly basis, Seller shall have the right of first refusal to have up to the total manufacturing capacity of Glamourette/OG used in producing Seller's sweater demand, provided that, Seller has submitted an estimated quarterly budget of its sweater demand to Purchaser at least Thirty (30) days before the beginning of each quarter. Purchaser may commit the balance of Glamourette/OG capacity not budgeted for the Seller to manufacture other products for other customers in compliance with Paragraph V.M. hereof.

     O. If Purchaser substantially fails to meet the conditions in Section V. hereof, due to circumstances under its control, Purchaser shall be deemed in default under this Agreement and Seller shall provide written notice of default specifying the deficiencies. In such event, Purchaser shall have a Sixty (60) day period from receipt of the written notice to cure the default. Notwithstanding the above, Purchaser shall have only Thirty (30) days from receipt of the written notice to cure the default in the event the default results from non delivery of products on order by Seller's customers. If the default remains uncured after the cure period, Seller shall have the right to take any of the following actions at the same time or different times: (i) terminate its obligations under this Agreement; (ii) declare the balance of the Promissory Note outstanding at the time to be due and payable in full, whereupon said balance and all fees and other obligations of Purchaser so declared shall become due and payable; and (iii) enforce rights or cause the enforcement of rights, or exercise or cause the exercise of any remedies available under this Agreement or the Promissory Note, and these shall be the sole remedies available to Seller.

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     If Purchaser fails to meet the conditions in Section V. hereof, due to circumstances resulting from an Act of God, Purchaser shall proceed to cure the default during the time period that is necessary and so long as such cure is possible within one hundred and eighty (180) days. Seller is entitled to the same remedies available to it when Purchaser fails to meet conditions due to its circumstances.

     P. Other terms and conditions that the parties have agreed to are:

         Shipment:      FOB Plant              Credit Terms:       Net 30 day.

VI.      INTERIM OPERATION

     A. From the Closing Date until the applicable Possession Date (the "Interim Period"), Purchaser hereby leases (the "Lease") to Seller the Machinery and Equipment purchased hereunder, but not possessed, by Purchaser (the "Leased Machinery and Equipment"). Seller agrees to operate the Leased Machinery and Equipment at the applicable Facility until the applicable Possession Date, at which time the Lease shall terminate.

     B. The payment price (the "Lease Payment Price") for the Leased Machinery and Equipment shall be Sixty-Seven Cents ($0.67) per sweater unit manufactured by Seller with the Leased Machinery and Equipment during the Interim Period (as applicable to each Facility) as set forth on Exhibit 12 hereof. The Lease Payment Price shall be paid by the reduction of the outstanding balance of the Promissory Note in an amount equal to such Lease Payment Price. All sweater units manufactured by Seller with the Leased Machinery and Equipment during the Interim Period (as applicable to each Facility) will be included in satisfying Seller's minimum purchase requirement pursuant to Paragraph V.A. hereof.

     C. Purchaser will consolidate in Puerto Rico, Seller's entire sweater manufacturing operations herein specified. Plans call for the move of the Natalie Machinery and Equipment on or about August 2000, the Winona and Gari Machinery and Equipment on or about November 2000, and the Knitworks Machinery and Equipment on or about February 2001. Notwithstanding the above, such transfers will be performed in an orderly manner to maintain production flow and to ensure quality.

     D. Seller shall maintain its casualty and liability insurance covering the Machinery and Equipment covered by this Agreement until the earlier of the Purchaser acquiring its own insurance or the Possession Date of the Machinery and Equipment at each Facility. Purchaser shall reimburse Seller for such insurance costs within thirty (30) days of the termination of Seller's obligation to insure under this Paragraph VI.D. Up until the Possession Date, Seller shall exercise all reasonable means necessary to take care of and conserve the Machinery and Equipment and Seller shall use such Machinery and Equipment in a reasonable manner.

     E. In order to facilitate orderly shutdown of the stateside facilities and assure orderly transition for consolidation, Purchaser shall give Seller written notice of the date which Purchaser will take possession and control of the Machinery and Equipment of each respective Facility and in the event Purchaser has not removed the Machinery and Equipment from the Natalie Facility within sixty (60) days and other Facilities within thirty (30) days from such notice date, the Purchaser shall reimburse Seller for the occupancy expense incurred by Seller, including the lease expense, insurance expense and property taxes charged against Seller relating to such Machinery and Equipment.
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     F. As per Paragraph I.M. hereof, on and after the Closing Date, Seller shall be permitted to place new Purchase Orders under the following conditions:
(i) all such Purchase Orders shall be deemed reasonable and necessary by Seller for the continued production at the Facilities until each applicable Possession Date; (ii) a copy or other notice of each Purchase Order shall be sent to Purchaser within three (3) business days of having been made; (iii) for any Purchase Order that exceeds Fifty Thousand Dollars ($50,000), Seller shall obtain the prior written consent of Purchaser, which shall not be unreasonably denied; and (iv) in all cases Purchaser shall have the right to question the need and reasonableness for new Purchase Orders and if Seller cannot satisfactorily show otherwise, Purchaser shall not be held responsible for the payment of said Purchase Order.

VII.     DEFAULT BY SELLER

     If Seller substantially fails to comply with any of its obligations herein due to circumstances under its control, Seller shall be deemed in default under this Agreement and Purchaser shall provide written notice of default specifying the deficiencies. In such event, Seller shall have a sixty (60) day period from receipt of the written notice to cure the default. If default remains uncured after the cure period, Purchaser's sole remedy shall be the right to set off any and all amounts due under the Promissory Note in respect of any claims it may have against Seller.

VIII.    OTHER DISPOSITIONS

     A. The parties hereto shall at any time, and from time to time, after the Closing Date, upon the reasonable request of either party, but at the expense of the requesting party, execute, acknowledge and deliver, all such further acts, assignments, transfers, conveyances and assurances as may be required for the better documentation of the transaction set forth by this Agreement.

     B. This Agreement and its Exhibits, shall be governed by and construed in accordance with the Laws of the Commonwealth of Puerto Rico without regard to the conflict of law principles thereof.

     C. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     D. All claims, disputes and other matters in question between the parties arising out of or relating to this Agreement, or the breach thereof, shall be decided by arbitration in accordance with the Industry Arbitration Rules of the American Arbitration Association and fees for such arbitration shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

IX.      REPRESENTATIONS AND WARRANTIES OF SELLER

     A. Title - Seller has good and marketable title to the Machinery and Equipment and has the right to sell, assign, convey, and deliver the same to Purchaser pursuant to this Agreement, and shall do so, free and clear of any and all liens on the Purchase Date other than liens contemplated in connection with this transaction.

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     B. Authority - Seller has the unconditional right to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     C. Absence of Conflict - The execution and delivery of this Agreement by Seller, the performance of its obligations under this Agreement, the consummation of the transaction contemplated hereby and the compliance with the terms hereof by Seller will not (1) violate or conflict with any provisions of law or any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller or the properties or assets, or (2) result in any breach of, or constitute a default, or result in the creation of lien, encumbrance or claim on any of the properties or assets of Seller.

     D. Permits and Approvals - All actions, approvals, orders, permits, consents, licenses and authorizations required to be taken, given or obtained, as the case may be, by or from any governmental authority or agency of the United States or the Commonwealth of Puerto Rico shall have been duly taken, given or obtained, as the case may be and shall be in full force and effect on the date hereof.

     E. Corporate Power - Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, possesses full corporate power and authority and all government franchises, licenses and permits necessary to use its corporate name, to own and to dispose of its properties and other assets, and to execute contracts, including the sale of assets.

     F. Bulk Sales Act - Purchaser and Seller hereby waive compliance with any applicable bulk sale laws in connection with the transaction contemplated hereby and Seller shall hold Purchaser harmless from Seller's failure to have complied with any applicable bulk sales laws.

     G. Environmental Matters -

          1. Seller purchased the Glamourette business in 1977 after it had been operating in the Quebradillas, Puerto Rico location for approximately twenty years. The land and buildings were leased from PRIDCO in 1977 and such leases have been continued through the Closing Date. In addition to the manufacture of sweaters, a portion of the facilities was used for the manufacture of other textile products during a portion of time since being constructed by PRIDCO. During the term of operation of the facility, Seller has not received notice of any environmental matters except as set forth on
     Exhibit 14 hereof.

          2. To the knowledge of Seller, there are no underground storage tanks at the Glamourette Facility which have not been properly closed and such closing having been approved by the appropriate governmental agency except as set forth on Exhibit 14 hereof.

          3. To the knowledge of Seller, there has been no asbestos incorporated into or disposed of on the Glamourette Facility.

          4. Seller has kept current the environmental permits required under the Quebradillas Lease as listed on Exhibit 13, Annex B.

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          5. Seller acknowledges that it retains the responsibility for any contamination caused by its managers or employees during the term that it operated the Glamourette Facility. Seller hereby agrees to reimburse Purchaser's expenses incurred by Purchaser for cleanup of any contamination caused by Seller's managers or employees during the term that it operated the Glamourette Facility after Five Hundred Thousand Dollars ($500,000) which shall be setoff against the principal balance of the Promissory Note. Seller reserves the right to defend any claims charged against Seller and shall hold Purchaser harmless from any such claims except as provided herein.

     H. Employee Claims - Seller represents and warrants that there are no pending or threatened labor-related claims of Employees, except for those listed on Exhibit 16.

     I. Standard Cost - Seller represents and warrants that the cost sheets prepared for the Year 2000 and that have been hereto delivered to Purchaser are accurate in all material respects to the best of its ability.

     J. Records of Seller - Purchaser shall preserve the material books and records relating to the Transferred Employees and former employees of Seller, the manufacture of Products, financial records and other matters relating to the Seller's activities prior to the Closing Date for a period of four years after the Closing Date and shall, during such period and upon reasonable written notice, grant Seller access to such records during normal business hours for the purpose of allowing Seller to verify information which Seller may require in connection with the transfer from Seller to Purchaser of the operations and employees or upon written request of Seller, release any such records to Seller.

     K. Quebradillas Leases - Seller represents and warrants that it is in compliance with all the terms and conditions of the Quebradillas Leases as of the Closing Date and will be in compliance on the Possession Date.

IX.      REPRESENTATIONS AND WARRANTIES OF PURCHASER AND OLYMPIC MILLS

     A. Authority - Purchaser and Olympic Mills have the right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, the Promissory Note, and the Security Agreement and the Pledge Agreement have been duly executed by Purchaser and/or Olympic Mills, and each constitutes its respective valid and binding obligation, enforceable against each in accordance with their terms.

     B. Absence of Conflict - The execution and delivery of this Agreement, the Promissory Note and the Security and Pledge Agreement by Purchaser and Olympic Mills, the performance of their obligations under such agreements, the consummation of the transaction contemplated hereby and thereby, and the compliance with the terms hereof by Purchaser and Olympic Mills will not (1) violate or conflict with any provisions of law or any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Purchaser or Olympic Mills or their properties or assets, or (2) result in any breach of, or constitute a default, or result in the creation of a lien, encumbrance or claim on any of the properties or assets of Purchaser or Olympic Mills, other than the security interests contemplated herein or therein.

     C. Permits and Approvals - All actions, approvals, orders, permits, consents, licenses and authorizations required to be taken, given or obtained, as the case may be, by or from any governmental authority or agency of the United States or the Commonwealth of Puerto Rico shall have been duly taken, given or obtained, as the case may be and shall be in full force and effect on the date hereof.

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     D. Corporate Power - Purchaser and Olympic Mills are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico and the State of Delaware, respectively, possess full corporate power and authority and all government franchises, licenses and permits necessary to use their corporate name, to own and to dispose of its properties and other assets and to execute contracts, including the purchase of assets.

X.       CONDITIONS PRECEDENT OF PURCHASER

     The obligations of Purchaser hereunder are subject to the conditions that on or prior to the Closing Date:

     A. Representations and Warranties True at Closing. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein.

     B. Compliance with Agreement by Seller. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     C. Resolutions and Certificates of Seller. Seller shall have delivered to Purchaser copies of the resolutions of the Board of Directors of Seller authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its Secretary or Assistant Secretary, together with a certificate of the President and the Secretary or Assistant Secretary of Seller, dated the Closing Date, certifying in such detail as the Buyer may request to the fulfillment of the conditions specified in Paragraphs X.A. and X.B. above.

     D. Leases. Purchaser shall have received from PRIDCO a consent to its assumption of the Quebradillas Leases.

     E. Security Agreement and Lien.

          1. Seller will cooperate with Purchaser and its principal lender to facilitate UCC searches of the Machinery and Equipment at the Facilities.

          2. Seller shall have delivered to Purchaser a properly executed subordination agreement of Seller's lien on the Machinery and Equipment in favor of the principal lender of Purchaser, or its assignee, as indicated in Paragraph III.A.5.(a), supra, copie hereto attached as Exhibit 17.

     F. Cost Sheets. Seller shall have delivered accurate Year 2000 Cost Sheets for each Facility, copies of which are attached as part of Exhibit 4.

     G. Opinion of Counsel. Seller shall have delivered an opinion of legal counsel to Purchaser in the form hereto attached as Exhibit 20.

     H. Environmental Permits. Seller shall have delivered to Purchaser copies of all the current environmental permits required under the Quebradillas Lease, and attached hereto as Exhibit 15.

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XI.      CONDITIONS PRECEDENT OF SELLER

     The obligations of Seller hereunder are subject to the conditions that on or prior to the Closing Date:

     A. Purchase Price. Purchaser shall have delivered to Seller a bank check in the amount of Four Million Dollars ($4,000,000).

     B. Promissory Note and Security Agreement. Purchaser shall have executed and delivered to Seller the Promissory Note and Security Agreement.

     C. Common Stock. Purchaser and Olympic Mills shall have delivered to Seller a certificate representing the four (4) shares of Common Stock of Glamourette/OG purchased by Seller and copies of the Certificate of Incorporation authorizing such Common Stock.

     D. Pledged Stock; Stock Power; and Pledge Agreement. Olympic Mills shall have delivered to Seller the Pledged Stock and fully executed Stock Power and Pledge Agreement.

     E. Representations and Warranties True at Closing. The representations and warranties of Purchaser and Olympic Mills contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein.

     F. Compliance with Agreement by Purchaser and Olympic Mills. Purchaser and Olympic Mills shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     G. Resolutions and Certificates of Purchaser and Olympic Mills. The Purchaser and Olympic Mills shall have delivered to Seller copies of the resolutions of the Board of Directors of the Purchaser and Olympic Mills authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by their Secretary or Assistant Secretary, together with a certificate of the President and the Secretary or Assistant Secretary of each, dated the Closing Date, certifying in such detail as the Seller may request to the fulfillment of the conditions specified in Paragraphs XI.E. and XI.F. above.

     H. Release of Quebradillas Leases by PRIDCO. Seller shall have received from PRIDCO a written acknowledgement of the assumption of the Quebradillas Leases by Glamourette/OG and the unconditional release of the Glamourette Fashion Mills, Inc.

     I. Release of Employment Grant Liability by the Economic Development Administration. Seller shall have received from the Economic Development Administration of the Commonwealth of Puerto Rico a written acknowledgement of unconditional release of Glamourette Fashion Mills, Inc. with respect to any liability to the Puerto Rican Government concerning grants conditional on employment levels and duration.

     J. Opinion of Counsel. Purchaser and Olympic Mills shall have delivered an opinion of legal counsel to Seller in the form hereto attached as Exhibit 21.

XII.     CONFIDENTIALITY

     Between the date of this Agreement and the date when Purchaser takes possession of the Machinery and Equipment of the last Facility, as contemplated hereby, Purchaser and Seller shall hold, and shall use their best efforts to cause their managing members, financial advisors, counsel and other agents to hold, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of their counsel, by other requirements of law, all documents and information concerning Purchaser and Seller, as the case may be, furnished to the other in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been (i) in the public domain through no fault of Purchaser or Seller, or any of their respective Affiliates; or (ii) later lawfully acquired without the breach of any other agreement by Purchaser or Seller, or their respective officers, directors, managing members, financial advisors, counsel and other agents from other sources and will not release or

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disclose such information to any other Person, except their officers, directors, managing members, financial advisors, counsel and other agents in connection with this Agreement. Notwithstanding the above, Seller acknowledges the requirement that the Agreement be disclosed by Purchaser to the Puerto Rican government officials.


XIII.    BROKERAGE

     Purchaser and Seller represent and warrant to each other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and Seller directly through the managing officers of their respective companies and without the intervention of any broker, finder or other third party. Neither Purchaser nor Seller shall in any way be responsible for, or be required to pay, any finder's fee or brokerage fee.

XIV.      ENTIRE AGREEMENT; MODIFICATIONS

     This Agreement, together with all the Exhibits, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or between any of them with respect to the subject matter hereof, all of which are merged herein. All references to Paragraphs and Exhibits shall be deemed references to such parts of this Agreement unless the text requires otherwise. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

XV.       ASSIGNMENT

     This Agreement shall not be assigned by operation of law or otherwise without the written consent of Purchaser and Seller and provided that such assignee assumes the obligation of the assigning party, but such assignment shall not relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

XVI.      TERMINATION

     This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

     A. By mutual written agreement of Purchaser or Seller;

     B. By either Purchaser or Seller, if the Closing shall not have occurred on or before the 10th day of May, 2000 so long as the party terminating this Agreement pursuant to this section has not made any material misrepresentation or materially breached a covenant, agreement or warranty contained herein; or

     C. By either Purchaser or Seller, in the event the other makes a material misrepresetation or breaches a covenant, agreement or warranty set forth in this Agreement, but such non-misrepresenting or non-breaching party's election to terminate shall not limit, waive or prejudice such party's remedies at law or in equity.

     D. In the event this Agreement is terminated as provided in Paragraphs XVI.
A. B. or C. above, this Agreement shall become null and void and of no further force and effect and no party hereto shall have any further liability to any other party hereto, except that Paragraphs XII, XIII, XVII, XVIII, XIX and XX shall survive and continue in full force and effect notwithstanding termination.

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XVII.  VALIDITY; SEVERABILITY

     If any provisions of this Agreement or the application thereof to any person or circumstances shall be held void, illegal or unenforceable in any respect by a court of competent jurisdicition, such invalidity, illegality or unenforceability shall not affect the remaining terms and provisions hereof unless such enforceability causes this Agreement to fail in its essential purpose.

XVIII.   CONSTRUCTION

     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Exhibits shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates to the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

XIX.     EXPENSES

     The parties hereto shall bear their respective expenses in connection with the transactions herein contemplated, including related attorneys' and accountants' fees.

XX.       NOTICES

     All notices, requirements, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person, or on the third business day after mailing, if mailed, by registered mail, postage prepaid, return receipt requested, as follows:

If to Seller:                               With Copy to:
HAMPSHIRE DESIGNERS, INC.                   Mr. Ludwig Kuttner
ATTN: President                             Estouteville Farm
215 Commerce Boulevard                      Keene, VA 22946
Anderson, South Carolina 29625
TEL. (864) 225-6232, FAX (864) 225-4421

If  to Purchaser:                           With Copy to:
GLAMOURETTE/OG, INC.                        Lasa, Monroig & Veve
Attn:  Alejandro G. Asmar, President        Attn:  Debbie Bermudez, Esquire
Buchanan Office Center, Suite 212           Buchanan Office Center, Suite 304
40 Road 165                                 40 Road 165
Guaynabo, Puerto Rico 00968                 Guaynabo, Puerto Rico
Tel. (787) 775-1009, Fax (787) 775-1026     Tel. (787) 774-0400 Fax
                                            (787) 774-1564

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     IN WITNESS WHEREOF, the parties hereto execute this Agreement in Anderson,
South Carolina, as of the date first above written.

SELLER                                      PURCHASER
GLAMOURETTE FASHION MILLS, INC.             GLAMOURETTE/OG, INC.


By: /s/ Charles W. Clayton                  By: /s/ Alejandro Asmar
Its:Vice President                          Its:  President


SAN FRANCISCO KNITWORKS, INC.               OLYMPIC MILLS CORPORATION


By:  /s/ Horace D. Padgett, Jr.             By:  /s/ Alejandro Asmar
Its: Vice President - Finance               Its:  President


HAMPSHIRE DESIGNERS, INC.

By:  /s/ H. Edward Hurley
Its:  Executive Vice President